Exhibit 99.1

Dollar Tree, Inc. Reports Results for the Second Quarter Fiscal 2022

~ Diluted Earnings per Share Increased 30.1% to a Second Quarter Company Record of $1.60 ~
~ Same-Store Sales: Dollar Tree +7.5%; Family Dollar +2.0%; Enterprise +4.9% ~
~ Consolidated Net Sales Increased 6.7% to $6.77 Billion ~
~ Operating Income Margin Improved 120 Basis Points to 7.5% ~
~ Company Narrows Fiscal 2022 Revenue Outlook to $27.85 Billion to $28.10 Billion ~
~ Substantial Acceleration of Family Dollar Investments Will Enhance
Long-Term Sustainable Growth and Profitability ~
~ Company Updates Fiscal 2022 Earnings per Share Outlook to $7.10 to $7.40 ~

CHESAPEAKE, Va.--August 25, 2022--Dollar Tree, Inc. (NASDAQ: DLTR) today reported financial results for its second quarter ended July 30, 2022.

“Our second quarter performance reinforces the relevance of our brands for millions of households pressured by higher costs for food, fuel, rent and more. We delivered increases of 6.7% in sales, 14.2% in gross profit, 25.7% in operating profit and 30.1% in EPS in the face of great macroeconomic uncertainty,” stated Mike Witynski, President and Chief Executive Officer. “We remain keenly focused on our associates, our DC network and supply chain, our value proposition and our technology. We are improving the shopper experience and positioning the Company to deliver long-term profitable growth and attractive returns on capital.”

Second Quarter Results

Consolidated net sales increased 6.7% to $6.77 billion from $6.34 billion in the prior year’s second quarter. Enterprise same-store sales increased 4.9% on a constant currency basis (or 4.8% when adjusted to include the impact of Canadian currency fluctuations). Comparable store net sales for Dollar Tree increased 7.5% (or 7.4% when adjusted for currency fluctuations). Family Dollar same-store sales increased 2.0%.

Gross profit increased 14.2% to $2.12 billion from $1.86 billion in the prior year’s second quarter. Gross margin improved 200 basis points to 31.4%, compared to 29.4% in the prior year’s quarter. This improvement was driven by improved initial mark-on and leverage on distribution and occupancy costs, partially offset by higher freight costs, unfavorable product mix related to a material shift toward lower-margin consumable products, markdowns, and shrink.

Selling, general and administrative expenses were 24.0% of total revenue, compared to 23.0% of total revenue in the prior year's second quarter. The increase was primarily due to higher costs related to repairs and maintenance, store payroll, stock compensation expense, general liability insurance, utilities and other inflationary pressures.

Operating income increased 25.7% to $505.4 million compared with $402.2 million in the same period last year and operating income margin improved 120 basis points to 7.5%.

Net income increased 27.4% to $359.9 million and diluted earnings per share for the quarter increased 30.1% to a second quarter company record $1.60, compared to $1.23 in the prior year’s quarter.

The Company repurchased 1,664,717 shares, at an average price of $141.67, for $235.8 million. As of July 30, the Company had $2.25 billion remaining on its share repurchase authorization.

During the quarter, the Company opened 127 new stores, expanded or relocated 29 stores, and closed 57 stores. Additionally, the Company expanded its multi-price Plus offering into an additional 697 Dollar Tree stores and completed 257 Family Dollar store renovations. Retail selling square footage at quarter-end increased 3.1% from the prior year’s quarter to approximately 130.7 million square feet.

First Six Months Results

Consolidated net sales increased 6.6% to $13.67 billion from $12.82 billion in the same period last year. Enterprise same-store sales increased 4.7% on a constant currency basis (or 4.6% when adjusted for currency fluctuations). Dollar Tree same-store sales increased 9.4% on a constant currency basis (or 9.3% when adjusted for currency fluctuations). Same-store sales for Family Dollar decreased 0.4%.

Gross profit increased 16.7% to $4.46 billion. Gross margin improved 290 basis points to 32.7%, compared to 29.8% in the prior year period.

Selling, general and administrative expenses were 23.7% of total revenue compared to 22.7% in the first six months of 2021.

Operating income improved 34.1% to $1.24 billion. Operating income margin increased 180 basis points to 9.0% in the current year period from 7.2% in the prior year.

Net income compared to the prior year period improved 36.4% to $896.3 million and diluted earnings per share increased 40.3% to $3.97 compared to $2.83 in the prior year period.

The Company repurchased 1,754,496 shares in the first six months of fiscal 2022 for $250 million.

Company Outlook

“Competitive pricing at Family Dollar will over the long term enhance our sales productivity and profitability, and ultimately our opportunity to accelerate store growth. We are therefore making an investment in pricing at Family Dollar. Combined with improvements in merchandising and store standards, we believe we are putting our best foot forward at a time when customers are coming to us to help them navigate difficult times. We expect the combination of this pricing investment at Family Dollar and the shoppers’ heightened focus on needs-based consumable products will pressure gross margins in the back half of the year. We have therefore reduced our EPS outlook accordingly. Following our price investment strategies at Family Dollar, our pricing gap with key competitors has closed and our value proposition is the most competitive it has been in the past ten years. We are confident these pricing and other investments will generate very attractive returns over the long term,” Mr. Witynski concluded. “We continue to focus our initiatives on what will improve both associate and shopper experience. Our management team is strategically aligned and believe our Company is very well-positioned to deliver long-term profitable growth.”

Consolidated net sales for the year are now expected to range from $27.85 billion to $28.10 billion, with slightly higher comps offset by slightly reduced square footage growth relative to prior outlook. The Company expects to deliver a mid-single-digit comparable store sales increase for the year, comprising a high single-digit increase in the Dollar Tree segment and positive comparable store sales in the Family Dollar segment. Selling square footage is expected to grow by approximately 3.5%.

Diluted earnings per share for full-year fiscal 2022 are now expected to range from $7.10 to $7.40, which at its midpoint represents a 25.0% year-over-year improvement. The Company’s margin performance and outlook are being impacted by a number of factors, including planned pricing investments at Family Dollar (an estimated 60% of the $0.75 per share adjustment to midpoint from the previous outlook), a material shift in consumer purchasing from higher-margin discretionary merchandise to lower-margin consumable goods (estimated at 20% of the change), inflationary cost pressures (estimated at 15% of the change), and continued investments in labor, wages and store conditions (estimated at 5%).

The Company estimates consolidated net sales for the third quarter of 2022 will range from $6.75 billion to $6.87 billion, based on a mid-single-digit increase in same-store sales for the enterprise. Diluted earnings per share for the quarter are estimated to be in the range of $1.05 to $1.20.

While share repurchases are not included in the outlook, the Company had $2.25 billion remaining under its share repurchase authorization as of July 30, 2022.

Conference Call Information

On Thursday, August 25, 2022, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 800-289-0720. A recorded version of the call will be available until midnight Wednesday, August 31, 2022, and may be accessed by dialing 888-203-1112. The access code is 7733257. A webcast of the call is accessible through Dollar Tree's website and will remain online through Wednesday, August 31, 2022.

Dollar Tree, a Fortune 200 Company, operated 16,231 stores across 48 states and five Canadian provinces as of July 30, 2022. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as: “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”, and similar expressions. For example, our forward-looking statements include statements relating to our expectations regarding net sales, comparable store sales and diluted earnings per share for the third fiscal quarter and full fiscal year 2022; selling square footage growth; our plans and expectations relating to our pricing and other investments at Family Dollar; the expected impact of various factors on our gross margins and outlook in the second half of fiscal 2022; and our other plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 15, 2022, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021

Net sales	$6,765.3	$6,340.2	$13,665.4	$12,817.0

Other revenue	3.2	3.0	5.7	5.9

Total revenue	6,768.5	6,343.2	13,671.1	12,822.9

Cost of sales	4,640.9	4,479.2	9,200.5	8,991.9

Selling, general and administrative expenses	1,622.2	1,461.8	3,233.7	2,908.9
	24.0%	23.0%	23.7%	22.7%

Operating income	505.4	402.2	1,236.9	922.1
	7.5%	6.3%	9.0%	7.2%

Interest expense, net	30.6	33.0	64.6	66.0
Other expense, net	0.1	—	0.1	—

Income before income taxes	474.7	369.2	1,172.2	856.1
	7.0%	5.8%	8.6%	6.7%

Provision for income taxes	114.8	86.8	275.9	199.2
Income tax rate	24.2%	23.5%	23.5%	23.3%

Net income	$359.9	$282.4	$896.3	$656.9
	5.3%	4.5%	6.6%	5.1%

Net earnings per share:
Basic	$1.61	$1.24	$3.99	$2.84
Weighted average number of shares	224.2	228.6	224.7	230.9

Diluted	$1.60	$1.23	$3.97	$2.83
Weighted average number of shares	225.0	229.5	225.7	232.0

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)
(Unaudited)

	13 Weeks Ended				26 Weeks Ended
	July 30, 2022		July 31, 2021		July 30, 2022		July 31, 2021
Net sales:
Dollar Tree	$3,571.1		$3,264.3		$7,352.9		$6,585.6
Family Dollar	3,194.2		3,075.9		6,312.5		6,231.4
Total net sales	$6,765.3		$6,340.2		$13,665.4		$12,817.0

Gross profit:
Dollar Tree	$1,334.9	37.4%	$1,057.7	32.4%	$2,869.6	39.0%	$2,176.0	33.0%
Family Dollar	789.5	24.7%	803.3	26.1%	1,595.3	25.3%	1,649.1	26.5%
Total gross profit	$2,124.4	31.4%	$1,861.0	29.4%	$4,464.9	32.7%	$3,825.1	29.8%

Operating income (loss):
Dollar Tree	$550.8	15.4%	$328.4	10.1%	$1,315.0	17.9%	$728.7	11.1%
Family Dollar	55.0	1.7%	156.3	5.1%	144.5	2.3%	367.7	5.9%
Corporate, support and Other	(100.4)	(1.5%)	(82.5)	(1.3%)	(222.6)	(1.6%)	(174.3)	(1.4%)
Total operating income	$505.4	7.5%	$402.2	6.3%	$1,236.9	9.0%	$922.1	7.2%

	13 Weeks Ended						26 Weeks Ended
	July 30, 2022			July 31, 2021			July 30, 2022			July 31, 2021
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	8,088	8,074	16,162	7,867	7,905	15,772	8,061	8,016	16,077	7,805	7,880	15,685
New stores	32	95	127	87	44	131	74	165	239	152	85	237
Re-bannered stores (a)	(3)	2	(1)	—	(1)	(1)	(5)	7	2	—	(1)	(1)
Closings	(14)	(43)	(57)	(20)	(17)	(37)	(27)	(60)	(87)	(23)	(33)	(56)
Ending	8,103	8,128	16,231	7,934	7,931	15,865	8,103	8,128	16,231	7,934	7,931	15,865
Selling Square Footage (in millions)	70.2	60.5	130.7	68.5	58.3	126.8	70.2	60.5	130.7	68.5	58.3	126.8
Growth Rate (Square Footage)	2.5%	3.8%	3.1%	3.8%	2.1%	3.0%	2.5%	3.8%	3.1%	3.8%	2.1%	3.0%

(a) Stores are included as re-banners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	July 30, 2022	January 29, 2022	July 31, 2021

Cash and cash equivalents	$688.9	$984.9	$720.8
Merchandise inventories	5,422.2	4,367.3	3,667.7
Other current assets	266.2	257.0	259.6
Total current assets	6,377.3	5,609.2	4,648.1

Property, plant and equipment, net	4,652.9	4,477.3	4,250.2
Restricted cash	53.5	53.4	46.9
Operating lease right-of-use assets	6,433.6	6,425.3	6,341.2
Goodwill	1,984.3	1,984.4	1,985.1
Trade name intangible asset	3,100.0	3,100.0	3,100.0
Deferred tax asset	17.7	20.3	23.9
Other assets	57.0	51.9	49.8
Total assets	$22,676.3	$21,721.8	$20,445.2

Current portion of operating lease liabilities	$1,428.3	$1,407.8	$1,368.6
Accounts payable	2,011.3	1,884.2	1,559.6
Income taxes payable	27.4	82.6	11.7
Other current liabilities	913.5	802.0	782.8
Total current liabilities	4,380.5	4,176.6	3,722.7

Long-term debt, net	3,419.3	3,417.0	3,229.5
Operating lease liabilities, long-term	5,139.5	5,145.5	5,078.7
Deferred income taxes, net	1,063.6	987.2	1,030.9
Income taxes payable, long-term	20.7	20.9	24.0
Other liabilities	256.2	256.1	347.7
Total liabilities	14,279.8	14,003.3	13,433.5
Shareholders' equity	8,396.5	7,718.5	7,011.7
Total liabilities and shareholders' equity	$22,676.3	$21,721.8	$20,445.2

The January 29, 2022 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	26 Weeks Ended
	July 30, 2022	July 31, 2021

Cash flows from operating activities:
Net income	$896.3	$656.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	382.4	348.8
Provision for deferred income taxes	78.8	17.3
Stock-based compensation expense	66.1	49.6
Amortization of debt discount and debt-issuance costs	2.3	3.3
Other non-cash adjustments to net income	18.8	6.0
Changes in operating assets and liabilities	(924.1)	(345.8)
Total adjustments	(375.7)	79.2
Net cash provided by operating activities	520.6	736.1

Cash flows from investing activities:
Capital expenditures	(529.6)	(454.0)
Proceeds from governmental grant	—	2.3
Proceeds from (payments for) fixed asset disposition	(3.8)	0.2
Net cash used in investing activities	(533.4)	(451.5)

Cash flows from financing activities:
Proceeds from stock issued pursuant to stock-based compensation plans	4.8	6.6
Cash paid for taxes on exercises/vesting of stock-based compensation	(38.1)	(39.9)
Payments for repurchase of stock	(250.0)	(947.5)
Net cash used in financing activities	(283.3)	(980.8)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	0.2	0.3
Net decrease in cash, cash equivalents and restricted cash	(295.9)	(695.9)
Cash, cash equivalents and restricted cash at beginning of period	1,038.3	1,463.6
Cash, cash equivalents and restricted cash at end of period	$742.4	$767.7